                                                                  March 16, 2005

                                                              Contact: Ron Kurtz
                                                                  (713) 267-3686

                        MAXXAM REPORTS RESULTS FOR FOURTH QUARTER,
                                     TWELVE MONTHS OF 2004

HOUSTON,  Texas (March 16, 2005) - MAXXAM Inc. (AMEX:  MXM) today reported a net loss of $0.8  million,  or $0.13 per  share,  for the  fourth  quarter  of 2004, compared  to net income of $13.3  million,  or $1.88 per  share,  for the fourth quarter  of 2003.  Net sales  for the  fourth  quarter  of 2004  totaled  $104.6 million, compared to $93.8 million for the same period of 2003.

For 2004,  MAXXAM  reported  a net loss of $46.6  million,  or $7.79 per  share, compared to a net loss of $11.6 million, or $1.79 per share, for 2003. Net sales for 2004 were $347.5 million compared to $336.6 million for 2003.

MAXXAM  reported  operating  income of $13.3 million for the fourth  quarter and
$14.3 million for 2004,  compared to operating income of $27.3 million and $41.4 million for the comparable periods of 2003.

FOREST PRODUCTS OPERATIONS

The forest products segment's net sales for the fourth quarter of 2004 increased slightly compared to the same period of a year ago as a result of an increase in net sales of logs and chips  for the  fourth  quarter  as  compared  to the same period of 2003.  Although lumber shipments  increased  overall,  the mix shifted away from upper grades to lower-priced  common grades  resulting in a decline in revenues from lumber sales.

The forest products segment's  operating income decreased for the fourth quarter of 2004 versus the same period of 2003.  Results for the fourth  quarter of 2003 include a $16.8  million gain on the sale of  timberlands.  In  addition,  gross margins on sales of lumber for the 2004 fourth  quarter  decreased due to higher per unit production costs,  largely driven by the need to increase  purchases of logs from third parties as a result of lower harvests.

REAL ESTATE OPERATIONS

Net sales for the real estate  segment  increased  for the 2004  fourth  quarter versus the same  period of 2003.  An  increase in sales of acreage at Palmas del
Mar,  residential and commercial lots at Fountain Hills and residential  lots at
Mirada  contributed to the higher net sales.  Operating results improved largely due to the increase in sales.

RACING OPERATIONS

Net sales and operating results for the racing segment declined slightly for the
2004 fourth  quarter  versus the same period of the prior  year.  Average  daily attendance at Sam Houston Race Park and handle from host  simulcasting  declined in the  fourth  quarter  of 2004  versus  the  same  period  of  2003,  and this negatively impacted  pari-mutuel  commissions.  The decline in operating results was due to lower net sales and higher operating expenses.

CORPORATE OPERATIONS

The corporate  segment's operating loss for the fourth quarter of 2004 increased principally  due to a $6.1 million charge  related to  stock-based  compensation expense,  which is adjusted as the market  value of the  Company's  common stock changes.

OTHER MATTERS

Prior to issuance of this press release,  MAXXAM filed its annual report on Form
10-K with the  Securities  and  Exchange  Commission.  The audited  Consolidated
Financial  Statements  and other  sections of the Form 10-K discuss how the cash flows of The  Pacific  Lumber  Company  (Palco) and Scotia  Pacific  Company LLC
(Scotia  LLC),  subsidiaries  of MAXXAM,  have been  adversely  affected  by the failure of the California  North Coast  Regional Water Quality  Control Board to
release  for  harvest a number of timber  harvesting  plans  (THPs)  which  have already been  approved by the other  government  agencies  which review  Palco's
THPs. Palco is currently in default under its credit  agreement,  and management estimates  that,  without the prompt  release of a substantial  portion of these
THPs and  necessary  amendments  to such credit  agreement,  its cash flows from operations,  together  with funds under the credit  agreement,  will not provide sufficient  liquidity  to fund its  current  level  of  operations.  Scotia  LLC estimates  that,  without the prompt  release of a substantial  portion of these
THPs, its cash flows from  operations,  together with funds  available under its credit agreement, will be inadequate to pay the entire amount of interest due on the July 20,  2005,  payment date for the Scotia LLC Timber  Notes,  which would constitute an event of default  under the indenture  governing the Timber Notes.
In the event of a Scotia LLC default or a Palco liquidity  shortfall,  Palco and
Scotia LLC may be required to take extraordinary actions:  reducing expenditures by laying off  employees  and shutting  down various  operations;  seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the U. S. Bankruptcy Code.

Deloitte & Touche LLP's ("Deloitte")  audit report on MAXXAM's  Consolidated
Financial  Statements  for  the  year  ended  December  31,  2004,  contains  an explanatory paragraph concerning these matters, which states that the cash flows of MAXXAM Inc.'s wholly owned subsidiary, Palco and its wholly owned subsidiary,
Scotia  LLC,  have been  adversely  affected by delays in  obtaining  regulatory approvals to harvest timber,  and that the difficulties  these  subsidiaries are experiencing  in meeting their loan agreement  covenants and paying the interest on the Timber  Notes raise  substantial  doubts  about  Palco's and Scotia LLC's ability to continue as going concerns.  Further,  Deloitte's audit report states that the difficulties of these  subsidiaries  raise  substantial doubt about the ability of MAXXAM Inc. and  subsidiaries  to realize their timber related assets and discharge their timber related  liabilities in the normal course of business and continue as a going concern.

As previously  announced in prior earnings  statements,  MAXXAM may from time to time purchase  shares of its common stock on national  exchanges or in privately negotiated transactions.

152-103001

Company press releases may contain  statements that constitute  "forward-looking statements" within the meaning of the Private  Securities  Litigation Reform Act of 1995. The company cautions that any such  forward-looking  statements are not
guarantees   of  future   performance   and   involve   significant   risks  and
uncertainties,  and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.